UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a 12

ROMEO POWER, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

June 17, 2022

Dear Stockholders,

We would like to bring to your attention the Annual Meeting of Stockholders of Romeo Power. The Annual Meeting of Stockholders was originally scheduled for June 14, 2022. The meeting has been adjourned until June 30, 2022, to ensure stockholders have ample time to vote. I would like to encourage participation from all investors, big and small, in the voting process. Each shareholder’s participation helps our Company avoid costly additional adjournments and solicitations. Participation also ensures that your voice is heard on critical matters.

The items on which stockholders are being asked to vote can be found in Romeo’s Proxy filing via the SEC and on the investor relations section of our website. A majority of the votes received have been cast in favor of all proposals. However, while the approval rate for Proposal 6 was approximately 84%, there was not a sufficient quantity of individual votes cast necessary to approve Proposal 6, despite the significantly high approval rate. I would like to emphasize the importance of Proposal 6 for the Company to continue to access the necessary capital to fund its ongoing operations and pursue the key objectives to grow our business and drive value for shareholders.

Due to the high importance of Proposal 6, I would like to personally request each of you to cast your vote. Even if it is past the indicated deadline, please continue to submit your vote. If you have any questions, please call Okapi Partners, our proxy solicitor, toll-free at 1-877-274-8654. Representatives are available Monday - Friday 9:00 am to 9:00 pm (ET) and Saturday, 10:00 am to 5:00 pm (ET).

On behalf of myself and the Romeo Power team, I thank you for your time, participation, and your continued support of Romeo Power.

Susan Brennan

Chief Executive Officer